Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, February 28, 2017

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Quarter Highlights:

•	Global markets for lift trucks remained strong, increasing in Q4 2016 over Q4 2015

•	Lift Truck unit backlog at the end of 2016 increased over 2015

•	Q4 2016 Lift Truck shipments increased 3%, revenues increased 1%

•	Q4 2016 Lift Truck operating profit margin declined to 3.0%

•	Q4 2016 - Bolzoni contributed $40.5 million in revenues and $1.6 million of net income, including purchase accounting adjustments

•	Q4 2016 - Nuvera operating loss increased to $12.6 million as a result of higher development costs

Cleveland, Ohio, February 28, 2017 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $690.6 million and consolidated net income of $12.2 million, or $0.74 per diluted share, for the fourth quarter of 2016 compared with consolidated revenues of $645.0 million and consolidated net income of $17.2 million, or $1.05 per diluted share, for the fourth quarter of 2015. Consolidated operating profit was $8.4 million for the fourth quarter of 2016 compared with $26.2 million for the fourth quarter of 2015.
Consolidated revenues were $2.6 billion for both of the years ended December 31, 2016 and 2015. Consolidated net income was $42.8 million, or $2.61 per diluted share, for the year ended December 31, 2016 compared with consolidated net income of $74.7 million, or $4.57 per diluted share, for the year ended December 31, 2015. Full year 2016 consolidated operating profit decreased to $34.9 million from $103.5 million in 2015.
During full-year 2016, the Company made significant business investments in Bolzoni and Nuvera, as well as in its lift truck business share gain initiatives. Full-year 2016 operating profit and net income include $6.6 million pre-tax of acquisition costs and $2.7 million pre-tax of unfavorable one-time Bolzoni purchase accounting adjustments, as well as $13.7 million pre-tax of additional Nuvera development expenses. In addition, the Company realized a $4.0 million income tax benefit on pre-tax earnings primarily as a result of a shift in earnings away from entities with higher effective income tax rates and other discrete income tax benefits recognized throughout the year.
EBITDA for the fourth quarter of 2016 and the year ended December 31, 2016 was $22.4 million and $82.1 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 9.

At December 31, 2016, the Company's cash position was $43.2 million, including $10.2 million at Bolzoni, compared with $155.1 million as of December 31, 2015. Debt as of December 31, 2016 increased to $211.2 million, including $38.6 million of outstanding debt at Bolzoni, from $53.1 million at December 31, 2015. Cash decreased and debt increased primarily due to the acquisition of Bolzoni and an unplanned systems-related acceleration of supplier payments in December 2016.
For the 2016 full year, the Company generated negative consolidated cash flow before financing activities of $194.0 million, which was comprised of net cash used for operating activities of $48.9 million plus net cash used for investing activities of $145.1 million, including $116.1 million for the acquisition of Bolzoni, net of cash acquired. For the 2015 full year, the Company's cash flow before financing activities was $58.1 million, which was comprised of net cash provided by operating activities of $89.4 million less net cash used for investing activities of $31.3 million.
Consolidated cash flow before financing activities is expected to be positive and increase significantly in 2017 compared with 2016, excluding the cash paid for the Bolzoni acquisition.

Lift Truck Results
The lift truck business reported net income of $18.2 million and revenues of $649.5 million for the fourth quarter of 2016 compared with net income of $20.7 million and revenues of $644.6 million for the fourth quarter of 2015. Lift truck operating profit was $19.3 million for the fourth quarter of 2016 compared with $32.3 million for the fourth quarter of 2015.
In the fourth quarter of 2016, consolidated worldwide new unit shipments increased to approximately 22,900 units from approximately 22,200 units in the fourth quarter of 2015. Fourth quarter 2016 bookings were approximately 21,900 units, or approximately $530 million, compared with approximately 22,000 units, or approximately $510 million, for the fourth quarter of 2015. Worldwide backlog was approximately 29,600 units, or approximately $710 million, at December 31, 2016 compared with approximately 26,900 units, or approximately $660 million, at December 31, 2015 and approximately 30,600 units, or approximately $730 million, at September 30, 2016.

 Lift Truck - Full Year Results
The lift truck business reported net income of $66.9 million on revenues of $2.5 billion for the year ended December 31, 2016, compared with net income of $89.3 million on revenues of $2.6 billion for the year ended December 31, 2015. Lift truck shipments decreased to approximately 84,800 units in 2016 from approximately 86,900 units in 2015.

Americas
Revenues in the Americas segment, which includes the North America, Latin America and Brazil markets, decreased to $431.8 million in the fourth quarter of 2016 from $441.6 million in the fourth quarter of 2015. Despite an increase in revenues from shipments of the Company's new Class 5 internal combustion engine standard truck, which has been well received by the market, and other higher-capacity (3.5 to 8 ton) Class 5 trucks, a reduction in revenues from fewer shipments of Class 5 Big Trucks and Class 1 trucks were the primary drivers of the decrease in revenues. The unfavorable effect of deal-specific pricing in North America also contributed to the revenue decline.
Both operating profit and net income in the Americas decreased in the fourth quarter of 2016 compared with the prior year quarter primarily as a result of lower gross profit and modestly higher selling, general and administrative expenses, partly offset by substantially lower income tax expense. Gross profit declined $12.3 million mainly due to a shift in sales to lower-priced, lower-margin units and certain deal-specific pricing, as well as an overall decrease in unit shipments.

After a stronger than expected market in 2016, the Company expects the Americas market to moderate in 2017, primarily as a result of a modestly weaker North America market, partly offset by an anticipated partial market recovery in Brazil. Despite these market conditions, unit shipments, revenues and parts sales are expected to increase in 2017 over 2016 due to an increase in sales of higher-priced Class 2 and Class 5 internal combustion engine trucks and anticipated market share increases. Revenues are expected to increase in each 2017 quarter over the prior year comparable quarter, with the strongest growth in the second half of the year.
Full-year 2017 operating profit in the Americas segment is also expected to increase compared with 2016, largely as a result of an increase in sales of higher-margin units and an increase in product pricing, partially offset by material cost inflation and higher operating expenses.

EMEA
Revenues in the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, increased 10% to $173.2 million in the 2016 fourth quarter from $157.5 million in the fourth quarter of 2015. The revenue increase was driven by an increase in unit shipments, primarily increased shipments and revenues related to the new Class 5 internal combustion engine standard truck, Class 5 Big Trucks and Class 1 electric-rider trucks. Unfavorable currency movements of $6.2 million from the translation of sales into U.S. dollars partially offset the increase in revenues.
EMEA's operating profit increased to $3.4 million in the fourth quarter of 2016 from $0.8 million in the fourth quarter of 2015 as a result of reduced operating expenses and higher gross profit. The decrease in operating expenses was primarily attributable to lower marketing costs and favorable currency movements of $1.0 million. Benefits realized in gross profit from increased sales of higher-margin lift trucks and lower material costs were mostly offset by unfavorable currency movements of $4.0 million.
During 2015, EMEA had currency hedges in place that mitigated the unfavorable effect of the strengthening U.S. dollar. As these hedges have expired, they have been replaced with contracts with less favorable currency rates. Further, the strong U.S. dollar is expected to continue to have an unfavorable impact on the EMEA results in 2017. However, over the longer term, the decline in the British pound is expected to improve the competitive position of the Company's plant in Northern Ireland.
In 2017, moderate overall growth in the EMEA markets is expected to be driven by strength in Eastern and Western Europe partially offset by continued lower demand in the Middle East and Africa market, as well as moderating market demand for Class 5 Big Trucks. As a result of these market conditions, anticipated market share gains and product price increases, units and parts revenues are expected to increase in 2017, with greater revenue growth anticipated in the first half of the year, particularly the first quarter, against lower 2016 comparable revenues.
Full-year 2017 operating profit in the EMEA segment is expected to decrease compared with 2016. Operating profit in the first half of 2017 is anticipated to be comparable to the first half of 2016 as improved unit and parts revenues are expected to be offset by higher operating expenses and material cost inflation. However, as the revenue improvements moderate in the second half of the year, operating profit is expected to decrease compared with the second half of 2016.

JAPIC
Revenues in the JAPIC segment, which includes operations in the Asia and Pacific markets, including China, decreased modestly to $44.5 million in the fourth quarter of 2016 from $45.5 million in the fourth quarter of 2015.
JAPIC generated an operating loss of $2.7 million during the fourth quarter of 2016 compared with an operating loss of $1.5 million in the fourth quarter of 2015. The increased operating loss was primarily the result of unfavorable currency movements of $0.8 million. JAPIC's net income in the prior year fourth quarter included benefits from the reversal of certain income tax valuation allowances.
In 2017, the JAPIC market is expected to be comparable to 2016, with improvements in the Asia and China markets mostly offset by moderating Japan and Pacific markets. However, as a result of the continued implementation of the Company's strategic initiatives, revenues and operating results are expected to improve compared with 2016. Operating results in the first half of 2017 are expected to be lower than the first half of 2016, but are expected to be more than offset by improvements in the second half of the year.

Overall Lift Truck Outlook
Full-year 2016 lift truck results were significantly affected by up-front investments made to move forward the Company's share gain initiatives. Overall, full-year lift truck net income declined as a result of the unfavorable effect of lower pricing, including deal-specific pricing, at less than target margins and reduced sales volumes, which led to lower absorption of fixed costs and higher manufacturing variances. Increased selling, general and administrative expenses, including acquisition-related costs and higher marketing-related expenses also contributed to the decrease in net income as the Company invested to position itself to achieve its targeted objectives.
In contrast, in 2017, progress toward achieving these targeted objectives is expected due to the continued focus on gaining market share, the development of new products and the 2016 investments made in the share gain initiatives. The global lift truck market in 2017 is expected to be comparable to 2016. Despite this market environment, the Company expects these activities to result in increasing sales volumes and enhanced margins through pricing, while maintaining headcount near current levels.
More specifically, unit and parts revenues and operating profit are expected to increase in 2017 compared with 2016 as a result of the anticipated market share gains. Net income in 2017 is also expected to increase modestly from 2016 as benefits from the improvement in operating profit are expected to be partially offset by a higher income tax rate and the absence of tax benefits recognized in 2016.
Commodity costs declined throughout 2016, but are expected to increase in 2017 from the low 2016 levels. Commodities, including steel in particular, remain volatile and sensitive to changes in the global economy and the Company will continue to monitor these closely.
Hyster-Yale remains focused on implementing its key strategic initiatives of understanding customer needs, providing the lowest cost of ownership over the life-cycle of the truck, enhancing its independent distribution, increasing its warehouse market position, increasing the Company's success in the Asia markets, increasing its Big Truck market position, strengthening its sales and marketing organization, and leveraging its solutions and technology drivers.
The Company is also developing new products in many segments that are expected to support its market share growth. Production began on the new standard 2.0-3.0 ton Class 5 internal combustion engine lift truck late in the third quarter of 2016, and shipments began early in the fourth quarter. Production also began on the Company's new European 1-1.6 ton pedestrian pallet stacker during the third quarter of 2016 and shipments began late in the fourth quarter. Early in the second quarter of 2017, the Company expects to launch a new economy ReachStacker Big Truck dedicated to high volume container handling applications in defined markets. As these new products gain traction and other new products in the pipeline are introduced, these new products are expected to help increase market share, improve revenues and enhance operating margins in 2017 and in the long term.

Bolzoni Results
For the fourth quarter of 2016, Bolzoni reported revenues of $40.5 million, operating profit of $1.7 million and net income of $1.6 million. Operating profit and net income include $1.6 million of expenses related to the amortization of acquired assets.
Bolzoni, which was acquired by Hyster-Yale on April 1, 2016, reported a net loss of $0.3 million on revenues of $115.6 million for the nine months ended December 31, 2016. Bolzoni's net loss includes $2.7 million of one-time purchase accounting adjustments and $4.8 million of expenses related to the amortization of acquired assets.

Bolzoni Outlook
The majority of Bolzoni's revenues are generated in the EMEA market, primarily Eastern and Western Europe, and, to a lesser degree, in the North America market. As a result of anticipated growth in the EMEA markets, recent OEM commitments and the implementation of sales enhancement programs, Bolzoni expects 2017 revenues to increase compared with its full-year 2016 revenues and be comparable to the annualized fourth quarter 2016 revenues.
In addition to the increase in revenues, the implementation of integrated lift truck and Bolzoni programs are expected to generate growth in operating profit and net income and generate more operating leverage from sales growth. In addition, the absence of one-time purchase accounting adjustments recognized in 2016 will contribute to the improvement in results.

Nuvera Results
Nuvera reported revenues of $0.6 million, an operating loss of $12.6 million and a net loss of $7.6 million for the fourth quarter of 2016 compared with revenues of $0.4 million, an operating loss of $6.1 million and a net loss of $3.5 million in the fourth quarter of 2015.
As a result of the ramp up of inventory for increased production of the Nuvera® Fuel Cell System units, Nuvera's operating and net losses increased in the 2016 fourth quarter primarily due to an increase of $5.2 million in development and production start-up expenses, including unfavorable inventory adjustments to reflect current selling prices. Nuvera's costs associated with producing prototype and early production components at low volumes also contributed to the higher development expenses during the fourth quarter of 2016. In addition, Nuvera had increased marketing and employee-related costs as it continues to transition from product development to commercialization and production.

 Nuvera - Full Year Results
Nuvera reported revenues of $2.5 million, an operating loss of $39.6 million and a net loss of $23.8 million for the year ended December 31, 2016 compared with revenues of $2.5 million, an operating loss of $24.6 million and a net loss of $14.6 million for the year ended December 31, 2015.

Nuvera Outlook
With initial commercialization now underway, Nuvera is being reorganized to focus on its core competencies of fuel cell stack and engine manufacturing while continuing development of its hydrogen generation appliance and its electro-chemical compressor. Consistent with the Company's original acquisition plan, responsibility for the next generation of battery-box replacements, as well as the integration of Nuvera's fuel cell engines directly into the lift truck product range, will be shifted to the lift truck business during 2017. Nuvera will continue, for now, to manufacture its current generation battery-box replacements but as a manufacturer for the lift truck business and will provide ongoing design assistance to the lift truck business development group. This structure will permit Nuvera to focus on its core intellectual property in developing fuel cells and on commercialization of the fuel cell stacks and engines as a fuel cell engine supplier to the lift truck business. In turn, the lift truck business will focus on its core competency of integrating engines of all types into forklift trucks, using its established expertise in product development, supply chain, manufacturing and end-product and aftermarket sales.
The first shipments of Nuvera's battery-box replacement product began just before the two-year anniversary of the acquisition of Nuvera. While initial commercialization took longer than anticipated, the Company is pleased with the design innovation Nuvera has shown in its core technologies, as well as in its current generation of battery-box replacements. However, production costs for these units are currently higher than target costs. Nuvera and the Company are focused on reducing manufacturing costs per unit as production increases and greater economies of scale are achieved through the combination of Nuvera's technology and innovation with the lift truck business' supply chain, manufacturing and distribution expertise. After Nuvera’s success of delivering to its launch customer and successful trials and demonstrations at other customers, the Company has confidence there is adequate demand to begin volume production of the battery-box replacements and integrated solutions at its Greenville, North Carolina manufacturing plant during the second half of 2017.
While transition plans continue, new orders are being received and further demonstrations are planned, which are expected to provide additional sales opportunities. As a result, Nuvera® Fuel Cell System unit shipments and related revenues are expected to increase significantly in 2017 over 2016, most substantially in the second half of the year.
Nuvera plans to build out its current generation inventory prior to transitioning production to Greenville. Until the target cost structure is in place and the supply chain and manufacturing efficiencies are realized, development and inventory costs are expected to result in continued inventory adjustments to reflect current selling prices, but at a decreasing rate. In 2017, as additional revenues are generated and the Company and Nuvera work to reduce manufacturing costs per unit, Nuvera expects a lower net loss than in 2016, including inventory adjustments, especially in the first half of 2017. Nuvera's objective is to reach a quarterly break-even operating profit during 2018.
The Company believes the commercialization of Nuvera fuel cell-related technologies is an investment that will reinforce the Company’s core strategies and help drive further lift truck unit market share growth, as well as meet customer needs. It also provides the Company with the ability to expand its power solutions offerings, as well as its offering of best-in-class energy solutions to customers, by integrating fuel cells with lift trucks in ways that are expected to optimize the performance and energy efficiency of the total lift truck system.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, March 1, 2017 at 11:00 a.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 48444821, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 8, 2017. The online archive of the broadcast will be available on the Hyster-Yale website.

Annual Report on Form 10-K
Hyster-Yale Materials Handling Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5168, or from Hyster-Yale Materials Handling's website at www.hyster-yale.com.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in the countries where the Company does business, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations, changes in import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (14) the successful commercialization of Nuvera's technology, (15) the successful integration of Bolzoni S.p.A.’s operations and employees, and (16) unfavorable effects of the United Kingdom's exit from the European Union on global operations.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale Group include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel-cell stacks and related systems, on-site hydrogen production and dispensing systems, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables under the Bolzoni Auramo and Meyer brand names.  For more information about Hyster-Yale Materials Handling, Inc. and its subsidiaries visit the Company's websites at www.hyster-yale.com and www.bolzonigroup.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015
	(In millions, except per share data)

Revenues	$690.6	$645.0	$2,569.7	$2,578.1
Cost of sales	579.6	534.4	2,142.2	2,147.3
Gross Profit	111.0	110.6	427.5	430.8
Selling, general and administrative expenses	102.6	84.4	392.6	327.3
Operating Profit	8.4	26.2	34.9	103.5
Other (income) expense
Interest expense	1.7	1.1	6.7	4.7
Income from unconsolidated affiliates	(2.3)	(1.9)	(7.1)	(6.1)
Other	(1.7)	(2.0)	(3.0)	0.4
Income before Income Taxes	10.7	29.0	38.3	104.5
Income tax provision (benefit)	(1.4)	11.7	(4.0)	29.4
Net (income) loss attributable to noncontrolling interest	0.1	(0.1)	0.5	(0.4)
Net Income Attributable to Stockholders	$12.2	$17.2	$42.8	$74.7

Basic earnings per share	$0.74	$1.05	$2.61	$4.58

Diluted earnings per share	$0.74	$1.05	$2.61	$4.57

Basic weighted average shares outstanding	16.390	16.323	16.376	16.307
Diluted weighted average shares outstanding	16.449	16.374	16.427	16.355

EBITDA RECONCILIATION
	Quarter Ended
	3/31/2016	6/30/2016	9/30/2016	12/31/2016	LTM 12/31/2016
	(In millions)
Net Income Attributable to Stockholders	$10.0	$8.3	$12.3	$12.2	$42.8
Noncontrolling interest income (loss)	(0.1)	—	(0.3)	(0.1)	(0.5)
Income tax provision (benefit)	(1.0)	3.5	(5.1)	(1.4)	(4.0)
Interest expense	1.1	2.0	1.9	1.7	6.7
Interest income	(0.4)	(0.7)	(0.5)	(0.4)	(2.0)
Depreciation and amortization expense	6.9	10.2	11.6	10.4	39.1
EBITDA*	$16.5	$23.3	$19.9	$22.4	$82.1

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015
	(In millions)
Revenues
Americas	$431.8	$441.6	$1,669.2	$1,775.5
EMEA	173.2	157.5	612.9	606.4
JAPIC	44.5	45.5	169.5	193.7
Lift truck business	$649.5	$644.6	$2,451.6	$2,575.6
Bolzoni	40.5	—	115.6	—
Nuvera	0.6	0.4	2.5	2.5
Total	$690.6	$645.0	$2,569.7	$2,578.1

Gross profit (loss)
Americas	$70.1	$82.4	$287.9	$308.1
EMEA	24.4	23.9	89.5	101.3
JAPIC	4.2	4.7	17.1	23.2
Lift truck business	$98.7	$111.0	$394.5	$432.6
Bolzoni	13.7	—	35.7	—
Nuvera	(1.4)	(0.4)	(2.7)	(1.8)
Total	$111.0	$110.6	$427.5	$430.8

Operating profit (loss)
Americas	$18.6	$33.0	$73.7	$116.9
EMEA	3.4	0.8	7.6	13.0
JAPIC	(2.7)	(1.5)	(6.7)	(1.8)
Lift truck business	$19.3	$32.3	$74.6	$128.1
Bolzoni	1.7	—	(0.1)	—
Nuvera	(12.6)	(6.1)	(39.6)	(24.6)
Total	$8.4	$26.2	$34.9	$103.5

Net income (loss) attributable to stockholders
Americas	$16.4	$18.4	$59.6	$76.3
EMEA	3.0	0.7	9.4	10.6
JAPIC	(1.2)	1.6	(2.1)	2.4
Lift truck business	$18.2	$20.7	$66.9	$89.3
Bolzoni	1.6	—	(0.3)	—
Nuvera	(7.6)	(3.5)	(23.8)	(14.6)
Total	$12.2	$17.2	$42.8	$74.7

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Twelve Months Ended
	December 31
	2016	2015
	(In millions)
Net cash provided by (used for) operating activities	$(48.9)	$89.4
Net cash used for investing activities	(145.1)	(31.3)
Cash Flow Before Financing Activities	$(194.0)	$58.1

	December 31, 2016	December 31, 2015
Cash	$43.2	$155.1
Debt	211.2	53.1
Net Cash (Debt)	$(168.0)	$102.0